Exhibit 99.5

Filed pursuant to Rule 425 under the

Securities Act of 1933, as amended, and

deemed filed under Rule 14a-12 under the

Securities Exchange Act of 1934, as amended

Filer: Caesars Entertainment Corporation

Commission File No.: 001-10410

Subject Company: Caesars Entertainment Corporation

Caesars Entertainment Corporation

NasdaqGS:CZR

M&A Call

Monday, June 24, 2019 1:15 PM GMT

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Contents

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Call Participants

EXECUTIVES

Anthony Rodio

CEO & Director

Caesars Entertainment Corporation

Bret Yunker

Chief Financial Officer

Eldorado Resorts, Inc.

Thomas Robert Reeg

CEO & Director

Eldorado Resorts, Inc.

ANALYSTS

Barry Jonathan Jonas

SunTrust Robinson Humphrey, Inc.,

Research Division

Brian Thomas McGill

Telsey Advisory Group LLC

Carlo Santarelli

Deutsche Bank AG, Research Division

Daniel Brian Politzer

JP Morgan Chase & Co, Research Division

David Brian Katz

Jefferies LLC, Research Division

David Scott Farber

Crédit Suisse AG, Research Division

Dennis Michael Farrell

Wells Fargo Securities, LLC,

Research Division

Harry Croyle Curtis

Nomura Securities Co. Ltd., Research Division

Jared H. Shojaian

Wolfe Research, LLC

John G. DeCree

Union Gaming Securities, LLC,

Research Division

Robin Margaret Farley

UBS Investment Bank, Research Division

Shaun Clisby Kelley

BofA Merrill Lynch, Research Division

Thomas Glassbrooke Allen

Morgan Stanley, Research Division

Unknown Analyst

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Presentation

Operator

Good morning, and welcome to the Eldorado Resorts conference call to discuss its proposed combination with Caesars Entertainment. Today’s call is being recorded. A presentation is available on Eldorado’s website, www.eldoradoresorts.com, which management will reference on this conference call. Eldorado’s forward-looking statements policy can be found on Page 2 of the presentation along with materials that have and will be filed with the Securities and Exchange Commission, which include a registration statement containing H1 proxy statement and prospectus. Eldorado encourages you to read these materials, if and when they become available because they contain important information and about the proposed transaction.

At this time, I’d like to turn the conference call over to our host Eldorado Resort’s Chief Executive Officer, Tom Reeg. Thank you, you may go ahead.

Thomas Robert Reeg

CEO & Director

Thank you, and thanks everyone for joining this morning. We’re super excited to be here to announce that Eldorado is acquiring Caesars for $12.75 a share. The deal will create the largest owner and operator of U.S. gaming assets with around 60 properties in 16 states. It combines unique strengths from each company, our decentralized operating focus and ability to squeeze more from operations. Caesars brings incredible strip presence and the Caesars Rewards Players program, which is the best in the business, so we’re very excited about that. We think — we’re anticipating $500 million in first year synergies, so near-term high conviction. You should expect the cadence to be similar to past transactions that we’ve done, so within that first year, you’d — you should expect it to be weighted to the first half of that. We’ve got a proven track record through multiple acquisitions of exceeding our announced synergy targets and we’ll get into where those synergies are coming from later in the presentation, but I see a path here to $4 billion to $4.5 billion EBITDAR company in the combined portfolio.

We’ll talk about our real estate transaction with VICI, which is, we think, innovative, using only assets that were either already leased or subject to a call with Caesars already. We’ll come out of this about 50-50 owned to lease, which is not dissimilar to where Caesars is coming in. If both companies are finishing up substantial CapEx cycles, Caesars primarily with in their Vegas room refresh that was well over $1 billion, we’re finishing up Reno and Black Hawk. And with this deal expected to close in the first half of 2020, both companies should be in free cash flow harvest mode at that point, I expect that the combined company should do in the neighborhood of $1.5 billion of free cash flow per year. There will be about 155 million of shares outstanding, so we should be in the neighborhood of $10 per share of free cash flow. I’m personally excited that Tony Rodio, CEO of Caesar is both here on the call and at Caesars during the transition period. We recently completed the Tropicana Entertainment acquisition about 9 months ago, and Tony was in the same role in Tropicana during the transition and just did a phenomenal job and made it a seamless transition for us, so we could not be more thrilled that Tony is the guy that we’re going to work with here to transfer these assets to us. So we are incredibly excited, this is an iconic brand, has iconic brand name Caesars and Horseshoe and Harrah’s and World Series of Poker, it’s really a level of property and brand that we have not had the great fortune to control, and now we will.

And with that, I’m going to turn to Tony for remarks from the Caesars’ standpoint.

Anthony Rodio

CEO & Director

Thank you, Tom. Good morning, everybody. We’re also excited to announce this agreement, which provides Caesars Entertainment shareholders with substantial and immediate value as well as the opportunity to participate in the

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

significant upside potential of the new company. As you know, our Board of Directors conducted a thorough evaluation of the path by which we can enhance value the most and position the company for long-term success. We concluded that this transaction is the best way to accomplish those objectives.

The transaction brings together 2 companies with rich histories, strong brands and loyal customer bases to create a new leader in gaming and entertainment with our unparalleled portfolio of approximately 60 properties across 16 states, the combined company will be well positioned to deliver exciting and innovative experiences to guests, providing a rewarding workplace for our employees and create value for shareholders.

As Tom mentioned, I’m quite familiar with Eldorado and its management team, having worked on the Tropicana transaction with them last year. Eldorado is highly respected with strong leadership and track record of successfully integrating acquisitions and a complimentary culture that fosters the growth and development of its team members. I’m confident that combining Eldorado’s growing, highly successful platform of Reno gaming properties with our best-in-class Caesars’ reward program, iconic Las Vegas assets and attractive Reno portfolio will create a strong new competitor with the best possible platform for long-term success in the industry.

A key component, as Tom has mentioned, of the transaction are the potential synergies that can be realized. From my perspective, the synergies are described as long the transaction are achievable. In the 6 weeks since I’ve been here, I’ve identified opportunities to reduce corporate cost on a stand-alone basis, additionally, there are opportunities that will be created by combining the 2 companies, including the reduction of duplicative structures and also increased purchasing power. And then there also the substantial revenue opportunities associated with integrating Caesars Rewards into the Eldorado properties.

I look forward to continue to lead Caesars over the coming months and collaborating with the Eldorado team to ensure a smooth approval and closing process.

With that, I’ll turn it back to you, Tom.

Thomas Robert Reeg

CEO & Director

Thanks, Tony. For those of you that may not have found it yet, there is an investor presentation on our website for those following along, I’m going to start going through that on Slide 3, transaction overview.

Eldorado is going to acquire Caesars, total consideration is $17.3 billion, comprised of $7.2 billion in cash and approximately 77 million shares of Eldorado’s stock, we’ll assume all of Caesars’ outstanding net debt. The purchase price of Caesars is $12.75 per share, $8.40 in cash, 0.899 shares of Eldorado common stock for each Caesars’ share, subject to the proration in the merger agreement. Post-transaction, Eldorado shareholders will own about 51% of the combined company.

We’re intending to leave the Caesars’ debt structure in place. We’ve got $3.2 billion of finance — real estate financing with VICI, that I’ll go through shortly. We announced $385 million of asset sale proceeds. There’s $2.4 billion of underwritten financing to CRC, and $4.8 billion of underwritten financing to Eldorado, Bret will go through that momentarily. In terms of management, Gary Carano, our Chairman; myself; Anthony Carano, our Chief Operating Officer; Bret, our CFO; and Ed Quatmann, our Chief Legal Officer will lead the combined company.

And I would say, you — those of you who know us, know we have a best athlete culture and if you look at our senior management team, there are many examples of people who come to us through acquisitions. We certainly expect that to be the case with Caesars as well. With — as far as the board, it will be an 11-member board, 6 will come from Eldorado, 5 will come from the Caesars’ board. We’re going to retain the Caesars name for the corporate entity. Clearly, the iconic brand in the gaming space. This is a very easy decision for us. Corporate headquarters will be in Reno, but we intend to maintain a significant presence in Las Vegas as well.

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

There are voting agreements signed by both, Icahn Enterprises and the Carano Entity Recreational Enterprises, so both largest shareholders signed up to support the transaction. Both shareholder bases will need to approve the transaction and we expect to close in the first half of 2020.

The transaction with VICI will provide us with $3.2 billion of after-tax proceeds. Caesars brings with it a large NOL balance and we were able to preserve that. We’ll use some of it in the real estate sale transaction, but we don’t expect to be a cash taxpayer till 2022 in the combined company.

The $3.2 billion comes at an aggregate multiple of 12.7x and it includes — the deal includes the following: They are going to acquire the real estate that was subject to the call agreements, Harrah’s Atlantic City, Harrah’s Laughlin and Harrah’s New Orleans. That will be — the ramp there will be $154 million at 11.7x per total proceeds of $1.8 billion. Recall that those call options were a 10x multiple of $120 million of EBITDA, so we amended those.

On the Caesars’ Palace and Harrah’s Las Vegas leases, we’re selling a combined increase in rent of $98.5 million at 14.25x, that’s the remaining $1.4 billion of the $3.2 billion of proceeds. Now those 2 leases will collapse into a single Las Vegas Strip lease. We added, in order to reload the growth, the call options represented in the future growth, that is the call options are presented for VICI, we added a put call option on the Centaur assets. So starting January 1 of 2022 and extending for 3 years, the Centaur real estate is subject to a 12.5x put, a 13x call at 1.3x interest coverage, so rolling that forward that would give us the ability to put to VICI the Centaur real estate at over $2 billion and maintain the OpCo. Recall that Caesars sold — or I’m sorry, bought the entire Centaur asset portfolio, including the OpCo for $1.7 billion just recently. So we’re excited about that, both for the value it represents, but also it’s an additional hedge on downside risk economically. This is $2 billion plus that we’ll have access to in addition to our revolver availability that Bret will go through.

We also granted right to first refusal for whole asset or sale leasebacks on 2 Las Vegas Strip properties and Horseshoe Casino, Baltimore. We’ve made no decisions yet on when and whether we will sell those properties, you should expect us to — for there to be some asset sale activity between now and closing outside of what’s covered in the ROFRs, but those are added to the VICI call or the VICI transaction as well. And what I would say is, this was as complex a documentation transaction as I’ve been involved with. You may notice that the $12.75 per share was based on our VWAP as of May 23, that’s when the price was agreed to. If you roll forward to Friday’s close, Caesars was actually getting a little over $13 per share, but that’s how long it took to get through all of the documents here, and I’d also make the point just so people are aware, I think all of the articles about fighting over price and someone demanding something and all of that, all happened after May 23, when the price had already been agreed on. So the deal creates, as I said early, the largest owner/operator U.S. gaming assets. We’re 60 properties as I said, I think the portfolio ends up at $4 billion to $4.5 billion of EBITDA. The next largest is Penn in terms of properties at 37. MGM in terms of property level EBITDAR at $2.5 billion. The map is, we are extremely well diversified. The positioning on the strip is important to us. This is really a piece that we’ve not been able to have for our network. Caesars has spent about $1.2 billion in CapEx and by the time we close — $1.2 billion in CapEx on room renovations on the strip in the last 4.5 years, by the time we close, 95% of their Vegas strip rooms will have been touched. So we’ll have a combined portfolio of over 50,000 rooms over 4 million square feet of gaming, about 300 food and beverage outlets, just a huge company.

It’s also from — in terms of the regional standpoint, our regional revenue will increase to almost $7 billion. We add about $10 million of our loyalty club members to the Caesars reward network. I think many of you who follow Caesars know that plugging properties into the Caesars reward program is a profitable endeavor. If you look at what’s happened with Centaur since the close in July of 2018, revenue has been — I’m sorry, EBITDA has been growing in the mid-teens to lower 20%, roughly 1% — rather 100 basis point increase in revenue in the Eldorado network will flow through over $20 million of EBITDA to the combined company. So we think this is a key benefit of the transaction.

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

If you look at our track record, we have a long history of acquiring properties, decentralizing the operating model and driving improvement in EBITDA and EBITDAR margin. If you look at us in ‘14 through end of ‘18, we increased our EBITDA margin by over 50% to over 25%, despite having one of the highest pro forma gaming tax rates in the industry.

In this particular transaction, we’ve identified $500 million of near-term synergies. Caesars on a centrally managed basis has more than $600 million of cash operating cost, as over 3,200 people; Eldorado as a contrast has about 200 people and $40 million of centralized cost. So the opportunities here are in that structure, reduction in public company cost, the revenue uplift from plugging us into Total Rewards, procurement, insurance, all the scale of purchasing volumes, savings. The $500 million includes $0 in terms of management of customer acquisition spend that has been extremely fruitful for us across prior acquisitions. Really, this is about delivering the Caesars’ network back to the property level. Caesars not only was the gold standard as a brand, it has incredible people that work in the organization. And at the property level, we believe have been handcuffed a bit in terms of having to deal with a large centrally managed infrastructure. We’re going to deliver that back to the property level. We are firm believers that we make our money at the local level, we need to empower those people to make decisions within our operating framework, but really let them run and that’s been what has helped us deliver the results that we’ve delivered in past acquisitions. And we think that’s a key reason that Caesars to date has — or in recent history, has had the issues that it’s had.

So with that, I’m going to turn it to Bret for specifics on the financing.

Bret Yunker

Chief Financial Officer

Thanks, Tom. We know that many of you have analyzed and commented as to how this debt structure would work in a combination. And we’re happy to say that Caesars’ existing debt structure can remain in place through this transformative transaction. In terms of the nuts and bolts, financing we’ve assembled, involves the long-awaited combination of CRC and CEOC, which you can see in the orange box at the bottom of the orange structure on Page 10. This combination of 2 of the best credits in the gaming industry allows us to free up just under $1 billion of proceeds, while leaving CRC, CEOC very modestly levered.

As Tom discussed, we will close on $3.6 billion of tax-free real estate and asset proceeds, alongside a slight increase to Eldorado’s existing debt, which will be refinanced in whole. From a consolidated perspective, we expect to close with roughly $10 billion of secured debt and $3.5 billion of unsecured notes. Our closing liquidity will consist of over $1 billion in cash and $2 billion of undrawn revolver capacity. Our nearest funded debt maturity will be in December 2024, leaving us with ample runway to execute our integration with Caesars alongside years of free cash flow generation to pay down debt.

As you all know, Tom and Eldorado have been stewards of the balance sheet for many years, and we are excited about how well positioned we will be from a credit and liquidity perspective when we close.

Back to you, Tom.

Thomas Robert Reeg

CEO & Director

So our final slide for those of you who are — who’ve been with us for a while, you’re familiar with this, but I’m sure, given Caesars’ position in the market, there are a lot of people that are finding us for the first time.

If you look at the chart on Page 11, we have been — Slide 11, we have been — of course we’ve been rolling up assets since the end of 2014. What we’re doing here is exactly what we’ve been doing in the past. Frankly, this is — this fits — this checks all of the boxes. It’s got the centrally managed cost that we unravel, it’s got the customer acquisition opportunity, in particular, just as a new piece, this has the revenue piece of plugging into Caesars Rewards, which is

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

going to be powerful for the combined organization with bringing the Eldorado assets in. We have exceeded our synergy targets both from a timing and actual amount in every transaction that we have done, as a public company. We’ve demonstrated the scalability of our operating and financial model. We started with 2.5 properties in 2 markets in September of ‘13, when we struck the deal with MTR Gaming that subsequently closed in September of ‘14. We have a keen focus on deleveraging in this transaction, presuming there is $500 million of cage cash necessary. Based on the deal that’s presented to you today, we close at about 5.8x gross lease adjusted leverage. There will be some smaller divestitures that you should expect to be announced and closed between now and closing or shortly afterward that will allow us to close right in the mid 5s on a gross lease-adjusted leverage basis. We should be generating in the neighborhood of $1.5 billion of free cash flow year. We are going to make decisions on the combined portfolio and assets that we may divest beyond what’s happening in front of the transaction. But if you add all that together, I would expect that we’re going to pay down in excess of $5 billion of conventional debt, probably in the first 24 to 36 months post-transaction, which would put our leverage below 4x as a combined company.

I look at this — the key takeaways for me back when I was in the investor’s shoes are, we’re buying — we’re putting this together. Presuming that we execute, this is $1.5 billion neighborhood free cash flow company with 155 million shares outstanding. So about $10 per share of free cash flow on a combined basis. And again, if presuming we execute on those numbers, we will have bought the Caesars brand, the strip position, all of their assets across the country, Caesars Rewards, all of their brands, World Series of Poker, for a multiple inside 7x EBITDA. So we are absolutely thrilled to be here. We think all of our — everyone who worked on this transaction, this was extraordinarily complex, with a special thank you to the VICI team for working through the real estate documents that were incredibly complex coming out of the Caesars bankruptcy a few years back, all of our employees that have put in the word to put us in this position and the shareholders that have believed in us back from when we were $4 a share. This is a spectacular day for us. We’re excited to be here, and I’ll turn it to the operator for questions.

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Question and Answer

Operator

[Operator Instructions] Our first question here is from Carlo Santarelli from Deutsche Bank.

Carlo Santarelli

Deutsche Bank AG, Research Division

If I could just start. Could you guys talk maybe a little bit about the competition or other potential parties that could have been involved in the transaction? And how potentially a competitive environment led to some of the considerations in the transaction?

Thomas Robert Reeg

CEO & Director

Yes. I would say, we read the same things that you read in the papers. We were negotiating on a bilateral basis with Caesars all along. We know that they were having other conversations as well, and we were focused on what could we do with the assets, what are we creating? The purchase at and we were thrilled with the outcome.

Carlo Santarelli

Deutsche Bank AG, Research Division

Understood. And Tom, you mentioned a couple of times in the prepared remarks that the the talk of further asset sales from here. As you think about the nature of those assets and maybe how you think holistically on a pro forma basis, post those sales do you want the company to look from an owned, leased EBITDAR perspective? Are there any kind of guidelines that you’re going by at this point?

Thomas Robert Reeg

CEO & Director

We’re at 50-50 post-transaction, and we’d like to stay there for the foreseeable future.

Operator

Our next question is from Shaun Kelley from Bank of America.

Shaun Clisby Kelley

BofA Merrill Lynch, Research Division

For Tom or Bret, if you guys could just comment a little bit more on, I think the free cash flow becomes a really important part of the story and any color you can provide on some key elements to that bridge? Be it, sort of incremental cost of debt, or your thought around — I think you guys mentioned a couple of times some potential tax implications here that seemed to be advantageous. So any just key things we should be aware of to help bridge to the numbers that you cited Tom, the $10?

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Thomas Robert Reeg

CEO & Director

Yes. You should be presuming $1.2 billion of rent expense, $700 million of interest expense — cash interest expense, $600 million of maintenance CapEx, 0 taxes till 2022.

Shaun Clisby Kelley

BofA Merrill Lynch, Research Division

Great. That’s super helpful. And then just in terms of sort of boiling down on timing, do you think that there will be any required divestitures and things that are going to be overlaps that are going to be necessary as conditions to close? Or are these things that you’d like to do just more preemptively to prune the portfolio and access cash?

Thomas Robert Reeg

CEO & Director

On the former, we start that process this week, in terms of working through the SEC process, so too early to say what might be necessary there. We know there are assets that we intend to prune and in a couple of cases that likely helps the FTC argument.

Shaun Clisby Kelley

BofA Merrill Lynch, Research Division

Understood. Last question would just be on, you were pretty explicit that your typical customer acquisition, I guess, calling of expenses is not part of your contemplated $500 million or identified $500 million of initial synergies. If you were to run sort of more of your standard playbook or based on your experience at Eldorado thus far, how much could people be envisioning or could we be thinking about would be sort of an opportunity, maybe over several years for the marketing side of the equation, if you’re able to optimize that like you’ve done so far with Eldorado? And that’s it for me.

Thomas Robert Reeg

CEO & Director

If you look at our past acquisitions and the results from there, that piece of our synergies tends to end up about 30% to 40% of the total number.

Operator

Our next question is from Dan Politzer from JPMorgan.

Daniel Brian Politzer

JP Morgan Chase & Co, Research Division

Congratulations on the transaction. So you mentioned some assets sales could happen between now and the closing, can you maybe talk about some of the mark we should be thinking about possibly — possible regulatory overlap? And in conjunction with that, how do you think about further asset sales with respect to the Las Vegas Strip in — given the broader hub and spoke model?

Thomas Robert Reeg

CEO & Director

So you can — Dan, you can see the math where we have overlapped, where you might be thinking an asset would be a candidate for sale. I don’t want to talk about any specific assets that might be for sale. In terms of the strip, we’re going to do the analysis of are we better off keeping what’s on the strip and yielding the rooms, having greater competition for the rooms, because we’re putting our portfolio into the Caesars Rewards system, but as I sit here today, I tell you, I think that there’s more strip exposure than we would need to accomplish our goals with our regional database. So I would expect that we would be a seller of a strip asset, but that decision has not been made.

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Daniel Brian Politzer

JP Morgan Chase & Co, Research Division

All right. And then just on Guy coming to your state, have they agreed not to sell for a period of time or what are the — are there any restrictions there?

Thomas Robert Reeg

CEO & Director

His voting agreement will be filed with all of the other documents, you’ll be able to read them.

Operator

Our next question is from Barry Jonas from SunTrust.

Barry Jonathan Jonas

SunTrust Robinson Humphrey, Inc., Research Division

Just a couple of questions. As we think about the $500 million in year 1 synergies, first just to confirm, that’s not run rate by year-end, that’s what you expect to achieve? And then if you sort of think about the different buckets, from a percentage basis, any color you can give there? I’m most interested in how much revenue synergies you’re sort of thinking about in that $500 million.

Thomas Robert Reeg

CEO & Director

So we see — as I said on the $500 million, we expect to realize those — we’d expect to hit that target during the first year. We expect that the cadence will be similar to past acquisitions where we ramp-up very quickly, immediately, in terms of synergies. On the revenue side, as I said, every 100 basis points of revenue increase is over $20 million of EBITDA to the combined company. I think it’s reasonable to believe that you could see a mid-single digit lift in the Eldorado portfolio, if you look at past — or past Caesars’ results.

Barry Jonathan Jonas

SunTrust Robinson Humphrey, Inc., Research Division

Got it. And then just in terms of Caesars’ strategy, I think there was international within the mix as they were focused on Japan, how do you see sort of new co’s focus on international development or expansion opportunities?

Thomas Robert Reeg

CEO & Director

We’ve not made firm decisions on international yet. I would tell you that, you know us as a company that’s been domestically focused and focused on blocking and tackling. So the opportunity internationally is going to be — have to be, frankly, stupendous for us to be running in that direction. But no firm decisions have been made at this point.

Operator

The next question is from Thomas Allen from Morgan Stanley.

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Thomas Glassbrooke Allen

Morgan Stanley, Research Division

Congrats on the transaction. Just in terms of sports betting, both companies had a number of different partnerships, how are you thinking about that going forward?

Thomas Robert Reeg

CEO & Director

Yes, we bring the William Hill and Stars Group access partnerships, Caesars has a plethora of sports partnerships, including league partnerships, team partnerships, ESPN, we see them all fitting together. And we would see, William Hill and TSG rolling into access deals across the Caesars’ portfolio to the extent that they are not already offered in our portfolio. But we think the opportunity in sports betting, in the combined company is as good as there is out there at this point.

Thomas Glassbrooke Allen

Morgan Stanley, Research Division

Helpful. And then can you just talk a little bit more about the rationale of keeping the headquarters in Reno versus shifting to Vegas, where you have more exposure?

Thomas Robert Reeg

CEO & Director

Well, I mean, it’s really about who’s running — the executives that are running the company are all based in Reno. Frankly, Reno to Vegas flights are almost like a bus schedule in terms of timing and it’s 40 minutes. We will keep a presence in Vegas, we’d expect to see the people in Reno to be spending a fair amount of time in Vegas. But Reno is the home of this company, it’s where it was born and that’s where it’s going to remain.

Operator

Our next question here is from Jared Shojaian from Wolfe Research.

Jared H. Shojaian

Wolfe Research, LLC

Tom, during past M&A transactions, you’ve talked about tax adjusted margins at the acquired company. I know Caesars is a little bit different with the Vegas exposure, but can you just talk about how the legacy Eldorado margins compare to Caesars on a tax adjusted basis?

Thomas Robert Reeg

CEO & Director

Well, I get at that by, if you look at estimates for this year, I think consensus has both us and Caesars at about a 28% consolidated EBITDA margin. Our pro forma gaming tax rate is in the mid-20s. 70% of Caesars’ gaming revenue comes from Nevada, New Jersey and Mississippi. So their pro forma gaming tax rate is in the low-double digits and so the difference between the 2 is over a 1,000 basis points on Caesars’ total gaming revenue.

Jared H. Shojaian

Wolfe Research, LLC

Okay. And you talked about the decentralized network, is the Vegas strip — is the plan for Vegas trip to also be decentralized? And can you just talk about, I guess, some of the challenges with decentralizing a market that has several properties?

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Thomas Robert Reeg

CEO & Director

Well, Vegas will be its own region, so we have 5 regions right now. We intend to split our Midwest region into a Missouri, Iowa region and in Indiana, Illinois region and add a strip region. So we run our company regionally with 5, there will not then be 7. So the strip will be its own operating entity.

Jared H. Shojaian

Wolfe Research, LLC

Got it. That’s helpful. And then just one last quick one for me. Tom, you mentioned to pass the $4 billion to $4.5 billion of EBITDAR, can you help me understand the time line for that? Is that a year after closing, that was your expectation or is it a little bit longer than that?

Thomas Robert Reeg

CEO & Director

Well, if you look at the 2 of us in ‘20 when this closes and add in the $500 million of announced synergies, we should be just shy of $4 billion there and so you should be thinking of 2021 we’re in that range that we’re talking about.

Operator

Our next question is from David Farber from Crédit Suisse.

David Scott Farber

Crédit Suisse AG, Research Division

So a bit of the ‘I know you win mentality’, but in any of them, I wanted to touch base on a couple of things. On synergies, I think investors that have followed you guys understand and appreciate the company’s ability. But I guess my question is, with Caesars’ improving margins over the years, is there a focus coming into this transaction, change the thinking in terms of bucket, the value, timing or cost to achieve the synergies? And then I had a follow-up.

Thomas Robert Reeg

CEO & Director

No. The same opportunity is available in Caesars as every other acquisition we have done to date.

David Scott Farber

Crédit Suisse AG, Research Division

Okay. And then you touched on the balance sheet a bit, but perhaps you can talk about the assets on the Caesars side. Do you envision any sort of capital improvements that may need to be made? And then as a follow-up, you touched upon this very briefly, but maybe on the online platform side in the existing deals you have and does this transaction materially change those in terms of just having a much larger scale and reach?

Thomas Robert Reeg

CEO & Director

I may have you repeat the second question. Repeat. Go again.

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

David Scott Farber

Crédit Suisse AG, Research Division

Capital improvements on Caesars, do you envision the assets being...

Thomas Robert Reeg

CEO & Director

The strip is from a room product standpoint, is fantastic. There is some public area stuff that we would likely touch, nothing that’s super urgent or super expensive. Across the regional portfolio, I would say there is some clean up, but I think you’re talking about in the total portfolio over a number of years, maybe $300 million to $500 million, nothing that’s super material to the combined company given the size.

David Scott Farber

Crédit Suisse AG, Research Division

Okay. And then my follow-up is, you touched upon it very briefly, but the online platform I think is relevant and I guess I’m curious, given your larger scale pro forma for Caesars, how you think about the deals you have and perhaps the betting platform going forward?

Thomas Robert Reeg

CEO & Director

Yes. I mean, so we’ve got — now we have brands that are powerful in terms of moving and we’ve got 65 million people in our database. We have really a powerful engine to drive that business. We have our partnerships on the sports betting side to the extent that online under casino side develops in a similar fashion, we could do that, something like that again. So we are extremely well positioned for online, both on the sports betting and casino side as we move forward.

Operator

Our next question is from Robin Farley from UBS.

Robin Margaret Farley

UBS Investment Bank, Research Division

Great. I wonder if you could just give a rough breakdown for the $500 million of synergies, kind of how much revenue and versus expense and then — I don’t know if there are any particularly large buckets of expense that you would quantify to get to that $500 million?

Thomas Robert Reeg

CEO & Director

I’d say, we’re about 80-20 — so may be 75-25 cost versus revenue in that $500 million. You’ve got between decentralized management, all the stuff that’s attached there, that’s the bulk of the cost side. Things like Caesars spends a lot of money with third-party professionals over $60 million in the last 12 months, we spent $2 million, that’s — and both of those numbers are excluding outside legal and audit fees. There is some property level opportunity in terms of typically what we find is more layering than we typically have in our portfolio, but that’s going to be the bulk of the cost side, you’re going to see purchasing here could be as much as $50 million or more. And then we talk about — it’s not in the $500 million, but customer acquisition tends to be a big bucket that we realize after closing.

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Robin Margaret Farley

UBS Investment Bank, Research Division

Okay, great. And I guess on that topic, maybe can you give more color on what you think can be done with the database.? It’s something that Caesars has always talked about, it’s something that they have seen as being competitive advantage. What will be different you think in the way that you use it or what opportunity that you see that...

Thomas Robert Reeg

CEO & Director

What we have found is there is too much subsidization of revenue in the regional assets that’s been true of all of our acquisitions, frankly, us before that virtually the entire sector. And then we typically do, we typically will yield rooms differently between cash and comp than the typical operator, we find opportunity there. We spend less dollars chasing unprofitable business in softer periods. Those are really the 3 buckets. And if you look at our past 4 years or so, we’ve been growing same-store EBITDA at kind of 2 to 5x our peers pretty much every quarter over that time and that’s what’s driving that.

Operator

Our next question here is from David Katz from Jefferies.

David Brian Katz

Jefferies LLC, Research Division

Congratulations, everybody. Tom, you’ve given a fair amount of information here. But what I wanted to get a picture of is what we have seen with some of the other transactions are revenues that are flat or modestly lower with EBITDA growing. Just thinking through the profile on this, based on everything you said, it sounds like this may follow that same kind of profile?

Thomas Robert Reeg

CEO & Director

Yes, I would say, but on the unique part of this one is on the — in the Eldorado network, I think you’re going to be seeing revenues move as they’re plugged into Caesars reward. So in the Caesars network, I think you should expect what you’ve seen in past acquisitions, the Eldorado side should get a bump at the same time.

David Brian Katz

Jefferies LLC, Research Division

Got it. And within the database, just to follow-up on the prior question, are there branding opportunities outside of the normal path like, for example, a credit — a new credit card deal given the new scale that you have? And do you have opportunities to derive better data analytics out of the database given the increased scale? And how does something like that play out?

Thomas Robert Reeg

CEO & Director

Yes. The answer is yes to both, and I would point to, if you look at past acquisitions, we have found assets that others were not utilizing or really placing much value on and created value from them, I point you to the Pompano real estate development and the sports betting access deals and then I’d also point to what we did with VICI in this transaction, which was, I don’t know that people contemplated that what was happening here — what is happening here is possible. And I would — you should expect us to be looking for opportunity to create value from all of the levers that we can pull in an organization of this size, which are going to be significantly greater than we’ve been able to pull in the past. And you’ve seen the value we’ve created in those situations.

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Operator

Our next question here is from John DeCree from Union Gaming.

John G. DeCree

Union Gaming Securities, LLC, Research Division

Just 2 for me Tom, and I apologize if you’ve addressed them in some of your other comments and I’ve missed them. But is there any meaningful capital spend or upfront cost to integrate the 2 companies outside of normal combined maintenance CapEx? And you’ve given the time line for what your 1 synergy is, but as you think about integrating Total Rewards across the Eldorado network, any thoughts on timing? Can that happen in the first year or might it take a little longer to get everything under the Total Rewards program?

Thomas Robert Reeg

CEO & Director

I think your goal is certainly the first year. It’s a significant project. Yes, there is cost to integrating into systems like that, but in the scheme of the larger company, it’s not particularly material. We’re thinking about something in the neighborhood of $100 of — $100 million of total integration cost.

John G. DeCree

Union Gaming Securities, LLC, Research Division

Got it. And then, I guess, I’ll ask the question on the future outlook here, with additional M&A, you talked about divesting some assets and this one is a big one to take down, so I hate to get ahead of ourselves, but being even larger adding and component of Total Rewards to Eldorado’s operational and cost control abilities. Maybe without thinking too far ahead, where are those places that Eldorado and Caesars honored today, can we expect the company to — over the next several years, to continue to get bigger through M&A?

Thomas Robert Reeg

CEO & Director

So what I would say is we’ve got a big — we know we’ve got a big job in front of us, integrating the 2 companies. We would expect it to take a little bit longer than our typical acquisition just in terms of size. As you look at the map, there really are not a lot of places in the U.S. where we’re not — we don’t already have a significant presence. So I would never say never, but there is not an obvious hole that we need to fill. And I think if you’re looking to future acquisition activity, the piece that’s missing in this combined entity is international markets where we don’t have a presence. But I would expect that to the extent we went that direction, that would be several years out.

Operator

Our next question here is from Harry Curtis from Instinet.

Harry Croyle Curtis

Nomura Securities Co. Ltd., Research Division

Just a couple of real quick ones. Your $600 million estimate for maintenance CapEx, do you have a sense of what percentage of annual revenues that represents?

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Thomas Robert Reeg

CEO & Director

It should be about 5% of annual revenue.

Harry Croyle Curtis

Nomura Securities Co. Ltd., Research Division

And then second question is, so you talk about too much. So one of these entities that you bring to the table is identifying the over-subsidization of regional assets. And when you — when we think about how well you’ve done in Atlantic City, and you’ve surprised even the biggest sceptics, including ourselves, what have you learned in Atlantic City in these more competitive markets than the regional assets that you can apply to Vegas?

Thomas Robert Reeg

CEO & Director

Yes. Well, Harry, when we went into Atlantic City what the story we tried to tell you was that the difference is, it’s a destination market versus a regional market, meaning your customer comes less frequently and stays longer. So the opportunity in markets like that, including Atlantic City and Reno and Las Vegas are about optimizing who’s in your room when you’re going to be full. You’ve got an asset that spoils its produce at the supermarket, it matters who you put in that room. We think that — so our experience has been a lot of the properties that we’ve acquired don’t do the best job of yielding those rooms, particularly between putting a gambler in versus selling them for cash. And that’s been a key opportunity in all of our past acquisitions. In this particular one, it’s going to be critical as we bring in our 10 million players into the Caesars’ database and create more competition for our room product, particularly if we sell an asset on the strip, we’ve got to make sure we’re doing the best job of yielding whose in that room and what rate they’re paying and are they a gambler or a cash-paying customer. And then it’s about just being — optimizing your efficiency when you’re less than full and not forcing a full property by chasing business. That’s been a key in Atlantic City, that’s going to be not quite as critical in Vegas because you don’t have the tremendous swings in weekday versus weekend volatility that you have in Atlantic City, offseason as an example. But that’s really what we focus on, and what I would tell you and others is, we grew up in a destination market. Everything we’ve done in regional, we started learning by trial and error when we got into Louisiana in 2005. So 32 years before that, we were in a destination market, so — in a super competitive destination market. So we feel like we’re well positioned to compete. We would line up our performance in Atlantic City, certainly over the last 9 months versus those of our peers that we’ll end up competing with on the strip. So we feel very good about our opportunity on the strip and how we can compete.

Operator

Our next question here is from Dennis Farrell from Wells Fargo.

Dennis Michael Farrell

Wells Fargo Securities, LLC, Research Division

I’m just wondering what are — you gave a $3.6 billion property EBITDAR number, what are you thinking about for pro forma corporate expense? I know it’s kind of fluid at this point.

Thomas Robert Reeg

CEO & Director

That’s — it’s hard to say at this point. You are — combined your $640 million, I would say, past that is a good starting point in terms of what’s in the $500 million to the extent we outperform our synergy target, you could see that be less than that.

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Dennis Michael Farrell

Wells Fargo Securities, LLC, Research Division

Okay, perfect. And then some investors have been asking about the convert. Just wanted to get the status on the Caesars’ convert?

Thomas Robert Reeg

CEO & Director

We would expect that the convert will convert into equity at closing.

Dennis Michael Farrell

Wells Fargo Securities, LLC, Research Division

Okay. And then last one for Bret. Bret, I was wondering, obviously, since the 2 credit boxes are separate still, if you could just give us leverage at both boxes, pro forma?

Bret Yunker

Chief Financial Officer

Yes, no problem. Unlike the transaction 10 years ago, what we expect to do is preserve half of the existing debt, but make that, that was preserved even better. Right now, Caesars and Eldorado trade at 2 of the tightest gaming credits in the industry, and we expect that on a pro forma basis they will as well. So if you look at the bottom box numbers, my merged CRC, CEOC, that will be roughly 4x on net leverage basis, a little bit higher on the top box, but you’ve got over $1 billion of free cash flow flowing up. So when you put it together on a consolidated basis, you just land right where Tom guided you to in the mid-5s.

Operator

Our next question here is from [indiscernible] from Susquehanna.

Unknown Analyst

Just last question, I guess, getting cleanup here is, Tom, I wanted to know your view, maybe certainly expanded view, given the earlier questions, just on any of the benefits that you can realize from that centralized sort of cost function that Caesars could certainly spend a lot of money and lot of time putting in place whether it’s the various IT systems and so forth, and basically just from your opinion, or from your vantage point, maybe the things that didn’t work with that strategy? And hopefully things that you want to take advantage of, can you expand on that?

Thomas Robert Reeg

CEO & Director

Can you repeat that? I don’t know, if you’re on speaker, can you go on your handset? I could hardly hear that question.

Unknown Analyst

Yes, sorry. Basically I was trying to ask you about Caesars and how much time and effort they have spent in investments to centralize cost functions over the last several years? It seems you’re going to unravel that and are there any benefits that you think you’re going to take advantage of as a result of their effort and that strategy the past couple of years?

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Thomas Robert Reeg

CEO & Director

Certainly, the — and I should have made that point. They have made — there are areas where centralization makes perfect sense, finance, IT, they have spent a lot of money on IT, to put in — to invest into systems that we have not, that we will now benefit from and those are areas where we would expect leadership from their side. It’s really the customer-facing stuff, primarily marketing, and in some — in a lot of cases, the legal area that become — just drains on EBITDA and kind of constraints on the local operators, and that’s what we avoid. So I don’t want to suggest that there’s nothing that makes sense in terms of central management. We just think that when the further you get from the fundamental interaction between your employees and your customers where you make your money, the more people you put in the middle of that, the worse you do. And that’s really what we unraveled.

Operator

Our next question here is from Brian McGill from Telsey Advisory Group.

Brian Thomas McGill

Telsey Advisory Group LLC

Just wanted to follow-up on sports. You said you have an opportunity there. I’m wondering if you could do it yourself potentially given the size now? And would you look for an acquisition potentially in the space?

Thomas Robert Reeg

CEO & Director

I mean, I would say, we can — we will consider all alternatives in that area, but we really like the setup that we have with our partnerships. And as an example, the William Hill has been fantastic with us on a first-skin basis, we’re going to participate in the FOX Sports betting app with our Stars Group deal. We really like what we have got there. We’ll analyze, is there a better way to go about it, but it would surprise me if there is a different asset?

Brian Thomas McGill

Telsey Advisory Group LLC

Because that will benefit from the extra markets I would assume, depending on how the states play out. Okay. Then just a couple of quick follow-ups, so on the first quarter call, you were really bullish on the outlook for regional gaming trend, is that still the outlook as the quarter has gone on?

Thomas Robert Reeg

CEO & Director

I mean, I would say, generally speaking, yes. You’ve had, in terms of — we had the headwinds going in that we knew with Reno lacking the big group business and Colorado on construction disruption, you’ve added to that with all the water in the Midwest, which has been quite extraordinary and we haven’t held in Atlantic City. But other than that, the customer continues to remain strong and we’d expect to remain strong and frankly, we’ve got a lot of stuff that rolls off right now in terms of — we’re anniversarying the Atlantic City competitive openings, we’re finishing up the quarter where we’re comping no bowlers versus bowlers in Reno, we finish up our Colorado construction this week. So we get the entire casino back. Monarch has delayed its opening in Colorado, so we feel really, really good right now.

Brian Thomas McGill

Telsey Advisory Group LLC

And then last one, with the Illinois legislation, are you going to potentially add slots at Elgin?

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Thomas Robert Reeg

CEO & Director

We’re examining what to do there Brian, it’s still in flux in terms of what happens when and how quick — what happens how quickly away from us. And what is possible in terms of what’s allowed in terms of moving equipment onto land, but we have, as you know, a well-developed land base pavilion there that could be utilized for equipment that we’re analyzing it at the very least, taking the equipment — the positions out of the bottom of the — the lower level of the boat and bringing them land base, but that’s in real time and in discussion with our local guys and with what we can do with the space.

Thomas Robert Reeg

CEO & Director

Thank you. We got time for one more.

Operator

Great. And our last question here is from [indiscernible] from Deutsche Bank.

Unknown Analyst

Just a quick one for me. With regards to the debt that you already had in place with VICI regarding the other property, is that going to stay in place or you guys are contemplating closing a transaction there as well?

Thomas Robert Reeg

CEO & Director

You’re talking about the leases with VICI?

Unknown Analyst

No. I mean, the loan that you guys have, the mortgage loan?

Thomas Robert Reeg

CEO & Director

The mortgage loan — oh yes, you’re talking about the GLPI/Lumiere loan?

Unknown Analyst

Yes, sorry.

Thomas Robert Reeg

CEO & Director

So that’s just the Tropicana acquisition. So that’s a temporary piece of our balance sheet. We’re going to swap assets out of our owned assets at Eldorado to replace the economics of that — the Lumiere piece that GLPI couldn’t close on in Missouri. So...

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Unknown Analyst

Great. And what was the driving force between you guys redoing your whole structure about calling the other one, because based on our analysis, you basically could keep the — some of the bonds in place given that there was no change of control?

Thomas Robert Reeg

CEO & Director

We are keeping the Caesars side in place because there is no change of control. The side we’re taking out is the Eldorado side.

Unknown Analyst

Yes...

Thomas Robert Reeg

CEO & Director

The Eldorado side, there’s covenants in those notes that would make it impossible to work around. All right. Thanks, everybody. We look forward to talking to you soon, and yes, we’ll be talking about the quarter in about a month. Thanks, everybody.

Operator

This concludes today’s teleconference. You may disconnect your lines at this time. Thank you, again, for your participation.

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

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CAESARS ENTERTAINMENT CORPORATION M&A CALL  |  JUN 24, 2019

Forward Looking Statements

All statements included or incorporated by reference in this document, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Caesars Entertainment Corporation’s (“Caesars”) current expectations, estimates and projections about its business and industry, management’s beliefs, and certain assumptions made by Caesars and Eldorado Resorts, Inc. (“Eldorado”), all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Examples of such forward-looking statements include, but are not limited to, references to the anticipated benefits of the proposed merger and the expected date of closing of the merger. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement.

Important risk factors that may cause such a difference in connection with the proposed merger include, but are not limited to, the following factors: (1) the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all gaming and other regulatory approvals related to the merger; (2) uncertainties as to the timing of the consummation of the merger and the ability of each party to consummate the merger; (3) risks that the proposed merger disrupts the current plans and operations of Eldorado or Caesars; (4) the ability of Eldorado and Caesars to retain and hire key personnel; (5) competitive responses to the proposed merger; (6) unexpected costs, charges or expenses resulting from the merger; (7) the outcome of any legal proceedings that could be instituted against Eldorado, Caesars or their respective directors related to the merger agreement; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; (9) the inability to obtain, or delays in obtaining, cost savings and synergies from the merger; (10) delays, challenges and expenses associated with integrating the combined companies’ existing businesses and the indebtedness planned to be incurred in connection with the merger; and (11) legislative, regulatory and economic developments. These risks, as well as other risks associated with the proposed merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC in connection with the proposed merger. The forward-looking statements in this document speak only as of this date. Neither Caesars nor Eldorado undertake any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to Caesars’s overall business, including those more fully described in Caesars’s filings with the Securities and Exchange Commission (“SEC”) including its annual report on Form 10-K for the fiscal year ended December 31, 2018, and its quarterly reports filed on Form 10-Q for the current fiscal year, and Eldorado’s overall business and financial condition, including those more fully described in Eldorado’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2018. The forward-looking statements in this document speak only as of date of this document. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

Additional Information And Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Eldorado will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement/prospectus of Caesars and Eldorado. Each of Caesars and Eldorado will provide the joint proxy statement/prospectus to their respective stockholders. Caesars and Eldorado also plan to file other documents with the SEC regarding the proposed merger. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document which Caesars or Eldorado may file with the SEC in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS OF CAESARS AND ELDORADO ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You may obtain copies of all documents filed with the SEC regarding this merger, free of charge, at the SEC’s website (www.sec.gov). In addition, copies of the documents filed with the SEC by Caesars will be available free of charge on Caesars’s website at http://www.caesars.com. Copies of the documents filed with the SEC by Eldorado will be available free of charge on Eldorado’s website at http://www.eldorado.com.

Participants in the Solicitation

Caesars, Eldorado, and certain of their respective directors, executive officers and other members of management and employees, under SEC rules may be deemed to be participants in the solicitation of proxies from Caesars and Eldorado stockholders in connection with the proposed merger. You can find more detailed information about Caesars’s executive officers and directors in its definitive proxy statement filed with the SEC on May 15, 2019. You can find more detailed information about Eldorado’s executive officers and directors in its definitive proxy statement filed with the SEC on April 26, 2019. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. Additional information about Caesars’s executive officers and directors and Eldorado’s executive officers and directors can be found in the joint proxy statement/prospectus regarding the proposed merger when it is filed with the SEC.

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